EXHIBIT 99.1

MYRIAD PHARMACEUTICALS RECEIVES IND APPROVAL

FOR NEW CANCER DRUG

- Novel Hsp90 Inhibitor to Begin Phase 1 Study in Cancer Patients -

Salt Lake City, April 8, 2009 — Myriad Pharmaceuticals, Inc. announced today that the FDA has approved an Investigational New Drug (IND) application to begin a Phase 1 clinical study with its Hsp90 inhibitor, MPC-3100, for the treatment of cancer.

The clinical development plan for MPC-3100 is designed to expedite the drug candidate through the clinical development path. The Phase 1 trial will assess the safety and pharmacokinetics profile of MPC-3100. In preclinical testing, MPC-3100 has demonstrated potent anti-cancer activity in xenograft models of Her2+ breast cancer, myeloid leukemia, lung cancer, prostate cancer, colon cancer, melanoma and gastric cancer.

“MPC-3100 shows tremendous potential for the treatment of a wide range of cancers,” said Adrian Hobden, Ph.D., President of Myriad Pharmaceuticals, Inc. “The compound is the fifth new chemical entity to emerge from the Company’s internal discovery efforts and enter clinical study. We believe MPC-3100 will be an exciting addition to Myriad Pharmaceutical’s clinical pipeline.”

MPC-3100 is a novel, fully-synthetic, orally-bioavailable, small-molecule inhibitor of Heat shock protein 90 (Hsp90). Hsp90, regulates the activity of proteins and oncogenes which are known to control cell division, apoptosis, angiogenesis, metastasis and resistance to other cancer drugs. Inhibition of Hsp90 promotes the degradation of these cellular mediators of cancer and, thereby, inhibits tumor growth.

Hsp90 is a proven target for cancer treatment. Early natural product inhibitors of Hsp90 demonstrated activity in several human cancer clinical studies, including studies of Her2+ breast cancer, multiple myeloma and gastric cancers. However, these compounds have also demonstrated significant toxicity which appears not to be related to inhibition of Hsp90. Unlike these molecules, MPC-3100 is a fully-synthetic, small molecule which is orally-bioavailable and has very encouraging, preclinical safety data.

Myriad Pharmaceuticals owns and controls all rights to MPC-3100 and is currently seeking a strategic partnership to maximize the value associated with the world-wide oncology market.

Myriad Pharmaceuticals’ Development Programs

Myriad Pharmaceuticals is actively pursuing the development and commercialization of best-in-class and first-in-class therapeutic candidates in the areas of cancer and HIV. Myriad Pharmaceuticals currently has three additional drug candidates in human clinical trials (MPC-4326, Azixa®, and MPC-9055). Myriad’s lead oncology drug candidate, Azixa, is an exciting, novel small molecule compound with a proven in vivo anti-cancer activity which effectively penetrates the blood brain barrier and achieves drug levels in brain tissues that exceed 3000% of plasma levels. Azixa has completed two Phase 1 studies in which six of 66 patients had stable disease for between 5 and 16 months with no evidence of neurotoxicity. Azixa is currently in Phase 2 clinical trials for the treatment of primary glioblastoma and melanoma. MPC-4326 and MPC-9055 are small molecule drug candidates being developed for the treatment of HIV infection. Both molecules are maturation inhibitors and work against viral strains resistant to the commonly used anti-HIV medicines. MPC-4326 is expected to enter Phase 2b testing in the second half of 2009.

Myriad Pharmaceuticals, Inc.

Myriad Pharmaceuticals, Inc., is currently a wholly owned subsidiary of Myriad Genetics, Inc. (NASDAQ:MYGN). Myriad Genetics previously announced its intent to spin-off Myriad Pharmaceuticals as an independent, publically-traded company by the end of the second calendar quarter of 2009.

About Myriad Genetics

Myriad Genetics, Inc. is a leading healthcare company focused on the development and marketing of novel molecular diagnostic and therapeutic products. Myriad’s news and other information are available on the Company’s Web site at www.myriad.com.

Myriad, the Myriad logo and Azixa are trademarks or registered trademarks of Myriad Genetics, Inc. in the United States and foreign countries. MYGN-G

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the initiation and successful completion of a Phase 1 clinical study of the Company’s Hsp90 inhibitor for the treatment of cancer; the design and ability of the clinical development plan for MPC-3100 to expedite the drug candidate through the clinical development path; the ability of the Phase 1 trial to assess the safety and pharmacokinetics profile of MPC-3100;

MPC-3100’s potential anti-cancer activity in breast cancer, myeloid leukemia, lung cancer, prostate cancer, colon cancer, melanoma and gastric cancer; the potential of MPC-3100 to treat a wide range of cancers; the belief that MPC-3100 has an encouraging safety profile and will not have significant toxicity concerns; the Company’s plans to seek a strategic partnership for MPC-3100 to maximize the value associated with the world-wide oncology market; the Company’s continued development and commercialization of best-in-class and first-in-class therapeutic candidates in the areas of cancer and HIV; the ability of Azixa to achieve similar positive results in subsequent clinical trials; the continuation and successful completion of Phase 2 clinical trials for Azixa for the treatment of primary glioblastoma and melanoma; the continued development of MPC-4326 and MPC-9055 for the treatment of HIV infection; the expectation of MPC-4326 to enter Phase 2b testing in the second half of 2009; and the spin-off of Myriad Pharmaceuticals as an independent, publicly-traded company by the end of the second calendar quarter of 2009. These “forward-looking statements” are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by forward-looking statements. These risks and uncertainties include, but are not limited to: the risk that we may be unable to further identify, develop and achieve commercial success for new products and technologies; the risk that we may be unable to discover drugs that are safer and more efficacious than our competitors; the risk that we may be unable to develop manufacturing capability for approved products; the possibility of delays in the research and development necessary to select drug development candidates and delays in clinical trials; the risk that clinical trials may not result in marketable products; the risk that we may be unable to successfully finance and secure regulatory approval of and market our drug candidates, or that clinical trials will not be completed on the timelines we have estimated; uncertainties about our ability to obtain new corporate collaborations and acquire new technologies on satisfactory terms, if at all; the development of competing products and services; the risk that we may be unable to protect our proprietary technologies; the risk of patent-infringement claims; risks of new, changing and competitive technologies and regulations in the United States and internationally; and other factors discussed under the heading “Risk Factors” contained in Item 1A in our Annual Report on Form 10-K for the year ended June 30, 2008, which has been filed with the Securities and Exchange Commission, as well as any updates to those risk factors filed from time to time in our Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. All information in this press release is as of the date of the release, and Myriad undertakes no duty to update this information unless required by law.

Contact:

Patrick M. Burke

VP, Corporate and Business Development

(801) 584-3600

email: pmburke@myriad.com